Exhibit 99.1

AmStem Announces Management Change

Seoul, Korea – April 26, 2011 – AmStem Corporation (OTC Pink: AMST) announced today a major change in the management of the company.

The company said the board of directors has appointed Director Brian Lee, who currently is AmStem’s vice president, as head of a special mission team to take immediate and appropriate actions to resolve the current issues facing the company. According to the board resolution, Lee has full authority and rights to take all appropriate steps and oversee the management and mission of the company subject to board approval.

The company also said Dwight Brunoehler, who had been serving as president, has been terminated effective immediately and is no longer associated with the company.

Board Chairman Dr. Han Hoon said, “The board recognizes that there are major issues that must be dealt with to get the company moving in the right direction in a way that will be beneficial to the shareholders. We believe there are significant unrealized opportunities for AmStem and we will now take the appropriate steps to move the company forward. We will keep shareholders informed of our progress.”

About AmStem Corp.

AmStem Corp. is a corporation registered in the State of Nevada with offices in San Francisco, California and Seoul, Korea. The company has been granted exclusive rights to market the stem cell products of Histostem outside of Korea. Histostem has numerous and varied domestic and international patents related to stem cell processing, application and clinical treatments. It owns one of the largest cord blood stem cell banks in the world with more than 80,000 cord blood units stored in Korea. The units of cord blood are processed and stored by the company for use in unrelated transplant for personal storage and use in the family setting for transplant and regenerative medicine. The company is developing a line of cosmeceuticals based upon its proprietary stem cell technology and sourcing its own materials from its expansive operation in Korea. Histostem has treated more than 800 people in clinical trials for purposes of developing its patent portfolio of regenerative technologies.

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Forward-Looking Statements

Some of the statements included in this press release, particularly those anticipating future clinical and business prospects for AmStem Corporation may be forward-looking statements that involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statement contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to obtain necessary capital, successfully complete clinical trials, our ability to meet anticipated development timelines, our ability to establish global market for the cord blood cells, clinical trial results, successfully consummate future acquisitions, manufacturing capability or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in the press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statement to reflect events or circumstances that occur after the date hereof.